Exhibit 10.4
ARX HOLDING CORP.
2017 GAINSHARING PLAN

1.    The Plan. ARX Holding Corp. and its subsidiaries and other entities directly or indirectly controlled by it (collectively, the "Company") have adopted ARX Holding Corp. 2017 Gainsharing Plan (the "Plan") as part of their overall compensation program. The Plan is performance-based, is not a form of commission compensation, and is administered under the direction of the Compensation Committee of the Board of Directors of ARX Holding Corp. (the “Committee”) and the Compensation Committee of the Board of Directors of The Progressive Corporation (the “Progressive Committee”). Payment under the Plan, if any, is based on Company performance as defined by the Plan, not individual employee performance. Plan years will coincide with fiscal years of The Progressive Corporation and its consolidated entities (“Progressive”).

2.    Participants. Plan participants for each Plan year shall include all officers and regular employees of the Company (including individuals who are executive officers), unless determined otherwise by the Committee. Temporary employees are not eligible to participate in the Plan. Throughout this Plan, references to “executive officers” refer to executive officers of Progressive within the meaning of any Securities and Exchange Commission (“SEC”) or New York Stock Exchange rule applicable to Progressive or, where specifically referenced, officers and other employees of the Company that would meet the definition of “executive officers” of the Company if the Company were subject to the SEC and NYSE rules that apply to The Progressive Corporation.

3.    Gainsharing Formula. Annual Gainsharing Payments under the Plan will be determined by application of the following formula:

Annual Gainsharing = Paid Eligible Earnings x Target Percentage x Performance Factor
Payment

4.    Paid Eligible Earnings. Paid Eligible Earnings for any Plan year shall mean and include the following: regular, Earned Time Benefit pay (vacation/PTO pay, but excluding the payout of unused ETB/vacation/PTO pay at termination), sick pay, holiday pay, funeral/bereavement pay, overtime pay, military make-up pay, shift differential, and retroactive payments of any of the foregoing items, in each case received by the participant during the Plan year for work or services performed as an officer or employee of the Company.

For purposes of the Plan, and notwithstanding the foregoing, Paid Eligible Earnings shall exclude all other types of compensation, including, without limitation: any short-term or long-term disability payments made to the participant; the earnings replacement component of any workers’ compensation benefit or award; any amounts paid pursuant to a judgment in, or settlement related to, any action, suit or proceeding, whether in law or equity, to any extent arising from or relating to a participant’s employment with the Company, or work or services performed for or on behalf of the Company; any amount paid under a separation allowance (or severance) plan; any bonus, Gainsharing or other incentive compensation award (whether denominated, or payable, in cash or equity), including, without limitation, payments from the 2016 bonus pool and/or any discretionary cash fund; any dividend payments or dividend equivalent amounts; any unused Earned Time Benefit; and any other payment required by applicable law to be paid to a participant by the Company and intended to replace all or any portion of wages or earnings during a period of unemployment, whether due to illness, disability or otherwise (including, but not limited to, payments made pursuant to any statute, rule or regulation of a governmental authority relating to leave on account of maternity, paternity, parental status or responsibility, or sickness).
5.    Target Percentages. Target Percentages vary by position. Target Percentages for Plan participants typically are as follows:

GRADE LEVEL	TARGET %
CEO and President	125%
50 to 55	30% to 75%
42 to 49	15% to 25%
30 to 41	0% to 12%

Target Percentages will be established within the above ranges by, and may be changed with the approval of the Committee; provided that the Committee may establish appropriate procedures to evaluate the need for, and if appropriate, implement individual exceptions to the foregoing ranges. Target Percentages may be changed from year to year by the Committee. Notwithstanding anything herein to the contrary, only the Committee, with the approval of the Progressive Committee, may establish or modify the Target Percentages for executive officers of Progressive.

If a participant’s Target Percentage changes during a Plan year, the Target Percentages used to calculate such participant’s Annual Gainsharing Payment hereunder shall be weighted appropriately to reflect such participant’s tenure in each such position during the Plan year.

6.    The Performance Factor.

A.    Core Business Defined

The Performance Factor shall be determined by the performance of the Core Business during the Plan year, pursuant to the procedures and calculations described below. The “Core Business” shall be comprised of the following business units of Progressive:

•	The Agency Auto business unit, consisting of the auto business produced by independent agents or brokers, including Strategic Alliances Agency auto, but excluding all Agency special lines businesses;

•	The Direct Auto business unit, consisting of the personal auto business produced by phone, over the Internet, or via a mobile device, but excluding all Direct special lines businesses;

•	The special lines business unit, consisting of special lines business generated by agents and brokers or directly by phone, over the Internet, or via a mobile device;

•	The Commercial Lines business unit; and

•	The Property business unit.

Each of the Agency Auto, Direct Auto, special lines, Commercial Lines and Property business units is referred to herein as a “Business Unit” or “Unit.” For all purposes under this Plan, the following are excluded from the Core Business results (both growth and profitability): results of Progressive’s Professional Liability business, the Midland Financial Group, Inc. and other Progressive and Company businesses in run-off; results of the CAIP Servicing Group; results of Progressive’s Australian operations; flood insurance policies, renters insurance policies, umbrella policies, and related expenses; and any results of any Commercial Lines product or program pursuant to which Progressive or the Company insures any transportation network company or other entity engaged in a ride, cartage, or vehicle sharing business, operation, platform, or program or in a business based on matching and/or sharing time, use and/or assets by and among people and/or businesses.

B.    Matrices

For purposes of computing a performance score for the Core Business, operating performance results for each Business Unit are evaluated using a performance matrix for the Plan year. Each matrix assigns performance scores to various combinations of profitability and growth outcomes for the applicable Business Unit.

For 2017, and for each Plan year thereafter until otherwise determined by the Committee, each Business Unit will be evaluated according to the performance of the Business Unit as a whole. Therefore, separate Gainsharing matrices will be established by the Progressive Committee for the following:

•	Agency Auto;

•	Direct Auto;

•	Special lines;

•	Commercial Lines; and

•	Property.

C.    Performance Measures

Growth. The growth measure for the Plan year under all matrices will be based on policies in force (“PIFs”).

For all matrices, growth will be measured by the percentage change in average PIFs for the Plan year compared to the average PIFs of the immediately preceding fiscal year. Average PIFs for the Plan year and for the immediately preceding fiscal year will be determined by adding the fiscal-month-end number of PIFs for each month during such year and dividing the total by twelve.

Assigned risk business will not be included in determining the growth of any Business Unit.

Profitability. For all Business Unit matrices, the measurement of profitability will be the combined ratio (calculated in accordance with U.S. generally accepted accounting principles) (the “GAAP Combined Ratio”) for the Plan year for the applicable Unit.

Assigned risk business will be included in determining the GAAP Combined Ratio for the applicable Business Unit. The net operating expense of Progressive Corporate Products (e.g., self-insurance) shall be apportioned among the appropriate Business Units in accordance with the respective amount(s) of net earned premiums generated by each such Business Unit and will be reflected in the calculation of the GAAP Combined Ratio for such Business Units.

D.    Calculation of Performance Factor

Performance Scores

Using the actual performance results and the Gainsharing matrix for each Business Unit, the GAAP Combined Ratio for each such Unit will be matched with the growth levels achieved by such Unit, to determine the performance score for each such Unit. The performance score for each Business Unit, which will be used to calculate the Performance Factor as described further below, can vary from 0 to 2.0.

Performance Factor

The resulting performance scores for each of the Agency Auto, Direct Auto, special lines, Commercial Lines and Property Business Units will then be multiplied by a weighting factor. The weighting factor for the Property Business Unit shall be one quarter (or a decimal equivalent) and the aggregate weighting factor for the Business Units other than the Property Business Units (the “Other Units”) shall be three quarters (or a decimal equivalent). The aggregate weighting factor for the Other Units shall be a fraction or decimal equivalent, determined by dividing the net earned premiums generated by the Other Units during the Plan year by the net earned premiums generated by all of the Other Units in the aggregate. The sum of the weighted performance score for the Property Business Unit and the aggregate weighted performance score for the Other Units will be the Performance Factor for the Plan year.

E.    Limitations

The final Performance Factor cannot exceed 2.0.

7.    Payment Procedures; Deferral. Subject to Paragraphs 9 and 16 below and the last sentence of this Paragraph 7, no later than December 31 of each Plan year, each participant will receive an initial payment in respect of his or her Annual Gainsharing Payment for that Plan year, if any, equal to 75% of an amount calculated on the basis of Paid Eligible Earnings for the first 24 pay periods of the Plan year, estimated earnings for the remainder of the Plan year, and an estimated performance factor determined using the performance data for each Business Unit through the first 11 months of the Plan year (estimated, if necessary), the applicable Gainsharing matrix and the calculations described above. Subject to Paragraphs 9 and 16 below, no later than February 28 of the following year, each participant will receive the amount equal to (x) his or her Annual Gainsharing Payment, if any, for such Plan year, based on his or her Paid Eligible Earnings and performance data for the entire Plan year, minus (y) the amount of the initial payment received by such participant pursuant to the immediately preceding sentence. Notwithstanding the foregoing, any participant who is an executive officer of Progressive at the beginning of the Plan year will receive any Annual Gainsharing Payment for such Plan year in a lump sum payment after the end of the Plan year and will not receive any such payment until the Performance Factor has been certified by the Committee and reviewed and approved by the Progressive Committee.

8.    [Intentionally Omitted.]

9.    Qualification Date; Leave of Absence; Withholding. Unless otherwise determined by the Committee, and except as expressly provided herein, in order to be entitled to receive an Annual Gainsharing Payment for any Plan year, the participant must be an active officer or regular employee of the Company on November 30 of the Plan year (“Qualification Date”). An individual (i) who is hired on or after December 1 of any Plan year or (ii) whose employment terminates for any reason prior to the

Qualification Date is not entitled to an Annual Gainsharing Payment for that Plan year. Annual Gainsharing Payments are not earned until paid.

Any participant who is on a leave of absence covered by the Family and Medical Leave Act of 1993, as amended (or equivalent state or local law), the Americans with Disabilities Act of 1991, as amended (or equivalent state or local law), personal leave of absence with the approval of the Company, military leave or short or long-term disability (provided that, in the case of a long-term disability, the participant is still an employee of the Company) on the Qualification Date with respect to any Plan year will be entitled to receive an Annual Gainsharing Payment for such Plan year, calculated as provided in Paragraphs 3 through 6 above, based on the amount of Paid Eligible Earnings received by such participant during the Plan year and paid in the manner and at the times as are described in Paragraph 7 above but subject to Paragraph 16 below.

Any person whose employment with the Company terminates during the Plan year as a result of a transfer of employment from the Company to Progressive, and who remains employed by Progressive continuously from the date of such termination through the Qualification Date, shall be entitled to receive an Annual Gainsharing Payment for the portion of the Plan year during which the person was an employee of the Company, based on the amount of Paid Eligible Earnings received by such participant during the Plan year and paid in the manner and at the times as are described in Paragraph 7 above but subject to Paragraph 16 below.

All payments made hereunder will be net of any legally required deductions and/or withholdings for federal, state and local taxes and other items.

10.    Non-Transferability. The right to any Annual Gainsharing Payment hereunder may not be sold, transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant's interest hereunder from being subject to involuntary attachment, levy or other legal process.

11.    Administration. The Plan shall be administered by or under the direction of the Committee. The Committee shall have the authority to adopt, amend, revise and repeal such rules, guidelines, procedures and practices governing the Plan as it shall, from time to time, in its sole discretion, deem advisable.

The Committee shall have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations hereunder; provided, however, that any such interpretation and determination affecting an executive officer of Progressive shall be subject to the approval of the Progressive Committee. All such interpretations and determinations shall be final and binding on the Company, all Plan participants and all other parties. No such interpretation or determination shall be relied on as a precedent for any similar action or decision.

Unless otherwise determined by the Committee, all of the authority of the Committee hereunder (including, without limitation, the authority to administer the Plan, select the persons entitled to participate herein, interpret the provisions thereof, waive any of the requirements specified herein and make determinations hereunder and to select, approve, establish, change or modify the Business Units and the Gainsharing formulae, weighting factors, performance targets and Target Percentages) may be exercised by the Chief Executive Officer and/or the Chief Human Resource Officer of Progressive; provided, however, that only the Committee, with the approval of the Progressive Committee, may take such actions or make such determinations with respect to executive officers of Progressive. In the event of a dispute or conflict (other than a dispute between the Committee and the Progressive Committee), the determination of the Committee will govern.

12.    Miscellaneous.

A.
Recoupment Based on Progressive Restatement. The Company shall have the right to recoup any Annual Gainsharing Payment (or an appropriate portion thereof, as hereinafter provided) with respect to any Plan year paid to a participant hereunder who was an executive officer of Progressive at any time during such Plan year, if: (i) the Annual Gainsharing Payment was predicated upon the achievement during such Plan year of certain financial or operating results (which includes, for purposes hereof, the Performance Factor described in Section 6); (ii) such financial or operating results were incorrect and were subsequently the subject of a restatement by The Progressive Corporation and its consolidated entities within three (3) years after the date on which such Annual Gainsharing Payment was paid to the participant; and (iii) a lower payment would have been made to the participant if the restated financial or operating results had been known at the time the payment was made. Such recoupment right shall be available to the Company whether or not the participant in question was at fault or responsible in any way in causing such restatement. In such circumstances, the Company will have the right to recover from each such participant for such Plan year, and each such participant will refund to the Company, the amount by which the Annual Gainsharing Payment paid to such participant for the Plan year in question exceeded the lower payment that would have been made based on the restated results, without interest; provided, however, that the Company will not seek to recover such amounts unless the amount due would exceed the lesser of five percent (5%) of the Annual Gainsharing Payment previously paid or twenty-thousand dollars ($20,000). Such recovery, at the Committee’s discretion, may be made by lump sum payment, installment payments, credits against future bonus payments, or other appropriate mechanism.

B.
Recoupment Based on Company Restatement. The Company shall have the right to recoup any Annual Gainsharing Payment (or an appropriate portion thereof, as hereinafter provided) with respect to any Plan year paid to a participant hereunder who was an executive officer of the Company at any time during such Plan year, if: (i) the Annual Gainsharing Payment was predicated upon the achievement during such Plan year of certain financial or operating results (which includes, for purposes hereof, the Performance Factor described in Section 6); (ii) such financial or operating results were incorrect and were subsequently the subject of a restatement by the Company within three (3) years after the date on which such Annual Gainsharing Payment was paid to the participant; and (iii) a lower payment would have been made to the participant if the restated financial or operating results had been known at the time the payment was made. Such recoupment right shall be available to the Company whether or not the participant in question was at fault or responsible in any way in causing such restatement. In such circumstances, the Company will have the right to recover from each such participant for such Plan year, and each such participant will refund to the Company, the amount by which the Annual Gainsharing Payment paid to such participant for the Plan year in question exceeded the lower payment that would have been made based on the restated results, without interest; provided, however, that the Company will not seek to recover such amounts unless the amount due would exceed the lesser of five percent (5%) of the Annual Gainsharing Payment previously paid or twenty-thousand dollars ($20,000). Such recovery, at the Committee’s discretion, may be made by lump sum payment, installment payments, credits against future bonus payments, or other appropriate mechanism. With respect to any restatement that would provide the Company rights under both this subsection B. and subsection A. above (with respect to a participant who is both an executive officer of the Company and an executive officer of Progressive), the Company shall have the right to recoup the Annual Gainsharing Payment to such participant under whichever subsection will provide the higher amount of recoupment from the participant, but shall not have the right to recoup amounts under both subsections.

C.
Further Rights. Notwithstanding the foregoing subsection A., if any participant that was an executive officer of the Company and/or Progressive at any time during such Plan year engaged in fraud or other misconduct (as determined by the Committee or the Board, in their respective sole discretion) resulting, in whole or in part, in a restatement of the financial or operating results used hereunder to determine the Annual Gainsharing Payments for a specific Plan year, the Company will further have the right to recover from such participant, and the participant will refund to the Company upon demand, an amount equal to the entire Annual Gainsharing Payment paid to such participant for such Plan year plus interest at the rate of eight percent (8%) per annum or, if lower, the highest rate permitted by law, calculated from the date that such bonus was paid to the participant. The Company shall further have the right to recover from such participant the Company’s (and Progressive’s) costs and expenses incurred in connection with recovering such Annual Gainsharing Payment from the participant, including, without limitation, reasonable attorneys’ fees. There shall be no time limit on the Company’s right to recover such amounts under this subsection C., except as otherwise provided by applicable law.

D.
Rights Not Exclusive. The rights contained in the foregoing subsections A., B. and C. shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under any applicable law or regulation.

E.
Compliance with Law and Exchange Requirements. The Annual Gainsharing Payments determined and paid pursuant to the Plan shall be subject to all applicable laws and regulations. Without limiting the foregoing, and notwithstanding anything to the contrary contained in this Plan, if the SEC adopts final rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that require, as a condition to the Company’s continued listing on a national securities exchange (“Exchange”), that the Company develop and implement a policy requiring the recovery of erroneously awarded compensation, and such regulations are applicable to any participant awarded Annual Gainsharing Payments pursuant to the Plan, then the Annual Gainsharing Payment paid to such participant shall be subject to recoupment by the Company pursuant to the terms of the rules of the SEC and any applicable Exchange and any policy of the Company adopted in response to such rules.

F.
Right to Enforce Section 12. In addition to the Committee, the Progressive Committee shall have the right, for and on behalf of the Company, to enforce the rights of the Company under this Section 12 with respect to any executive officer of Progressive. The Committee shall consult with the Progressive Committee with respect to any matters decided under this Section 12 that involve any executive officer of Progressive.

13.    Termination; Amendment. The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion. Notwithstanding the foregoing, no such amendment or revision shall affect any Annual Gainsharing Payment of an executive officer of Progressive unless approved by the Progressive Committee, or increase the amount of any Annual Gainsharing Payment payable to any executive officer of Progressive.

14.    Unfunded Obligations. The Plan will be unfunded and all payments due under the Plan shall be made from the Company’s general assets.

15.    No Employment Rights. Nothing in the Plan shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by the Company, nor shall the Plan limit the Company’s right to discipline or discharge any of its officers or employees or change any of their job titles, duties or compensation.

16.    Misconduct; Set-Off Rights. No Participant shall have the right to receive any portion of any Annual Gainsharing Payment if, prior to such payment being made, Participant’s employment is terminated as a result of any action or inaction that, under the Company’s employment practices or policies as then in effect, constitutes grounds for immediate termination of employment, as determined by the Company (or, in the case of an executive officer of the Company, the Committee, and, in the case of an individual who is also an executive officer of Progressive, the Progressive Committee) in its sole discretion. The Company shall have the unrestricted right to set off against or recover out of any Annual Gainsharing Payment or other sums owed to any participant under the Plan any amounts owed by such participant to the Company.

17.    Prior Plans. This Plan supersedes all prior plans, agreements, understandings and arrangements regarding bonuses or other cash incentive compensation payable to participants by or due from the Company. Without limiting the generality of the foregoing, this Plan supersedes and replaces the bonus pool program maintained by the Company with respect to 2016 and prior years (the "Prior Plans”), which are and shall be deemed to have terminated on the last day of the Company’s 2016 fiscal year (the "Prior Plan Termination Date"); provided, however, that any bonuses or other sums earned and payable under the Prior Plan with respect to any Plan year ended on or prior to the Prior Plan Termination Date shall be unaffected by such termination and shall be paid to the appropriate participants when and as provided thereunder.

18.    Effective Date. This Plan is adopted, and is to be effective, as of the first day of Progressive’s 2017 fiscal year. This Plan shall be effective for the 2017 Plan year and for each Plan year thereafter unless and until terminated by the Committee.

19.    Governing Law. This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.